EXHIBIT 10.9

Non-Employee Director Compensation Summary Sheet

Annual Retainer	$35,000

Type of Meeting	Amount Paid per Meeting
Board Meeting	$3,500
Special Meeting	$3,500
Telephonic Board Meeting	$1,000
Compensation & Nominating Committee Meeting	$1,500
Audit Committee Meeting	$3,000
Executive Committee Meeting	$3,500
Additional Fee for Chairperson (except Audit)	$1,500
Additional Fee for Audit Committee Chairperson	$2,000